THE HANOVER INSURANCE GROUP, INC. INCREASES

ANNUAL DIVIDEND TO $0.45 PER SHARE

WORCESTER, Mass., (October 24, 2008) - The Board of Directors of The Hanover Insurance Group, Inc. (NYSE: THG) declared an annual dividend of 45 cents ($0.45) per share on the issued and outstanding common stock of the company, payable December 10, 2008, to shareholders of record at the close of business on November 26, 2008. This represents an increase of 5 cents from the dividend paid last year.

“I am pleased to announce that for the fourth consecutive year we have increased our annual dividend,” said Frederick H. Eppinger, chief executive officer of The Hanover. “This action clearly demonstrates the board’s confidence in our financial strength, our liquidity position, and our ability to generate solid financial results, even in the face of challenging market conditions.”

Forward-Looking Statements

Statements regarding our balance sheet, capital and liquidity positions, potential for future profitable growth, and dividends payable to our shareholders, which may be subject to future increases or decreases, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.”

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years.

Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

CONTACTS:	Investors:	Media:
Sujata Mutalik	Michael F. Buckley
(508) 855-3457	(508) 855-3099
smutalik@hanover.com	mibuckley@hanover.com